EXHIBIT 99.1

OAKWOOD HOMES COMPLETES SALE OF ASSETS
TO CLAYTON HOMES, INC.

Contact:	Richard M. Hutson, II
(919) 683-1561

GREENSBORO, N.C., April 20, 2004 — Reorganized Sale OKWD (formerly known as Oakwood Homes Corporation (OTCBB: OKWHQ)) announced today that the Company has completed the sale of substantially all of its operations and non-cash assets to Clayton Homes, Inc., a subsidiary of Berkshire Hathaway Inc., for $372.5 million in cash, subject to certain adjustments.

The asset sale was approved by the Company’s creditors on March 22, 2004 pursuant to applicable bankruptcy law and all other conditions precedent to the sale have been satisfied. The sale proceeds and substantially all assets not sold to Clayton were conveyed to a liquidation trust for ultimate distribution to the Company’s various constituencies as described in the Company’s final amended plan of reorganization, as confirmed by the United States Bankruptcy Court for the District of Delaware on March 31, 2004 (the “Plan”). In accordance with the Plan, after the closing of the asset sale and the conveyance of assets to the liquidation trust, the Company will be left with a limited amount of cash that is being used to wind up its affairs.

Following the asset sale, all shares of the capital stock of the Company will remain outstanding. However, in accordance with the terms of the Plan, the Company closed its stock transfer books and ceased recording transfers of shares of its common stock effective as of the close of business on April 16, 2004. Pursuant to the terms of the Plan, the Company also intends to promptly file an amendment to its articles of incorporation prohibiting the payment of any dividends or distributions on its capital stock, except for any final distribution, if any, payable to shareholders upon the completion of the liquidation of the Company.

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